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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       Ciffolillo                    Joseph                           A.
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        (Last)                      (First)                        (Middle)

31 Brimmer St.
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                                   (Street)

        Boston                        MA                              02108
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Innovasive Devices, Inc. ("IDEA")
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year 4/99
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Common Stock           4/6/99      A             8,000           A         --             8,000               D
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                                                                                                                       By Investment
Common Stock                                                                             93,872               I        Company
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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Stock Option
(Right to Buy) (2)                 $ 1.69
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Stock Option
(Right to Buy) (2)                 $ 6.75
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Stock Option
(Right to Buy) (3)                 $10.00
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Stock Option
(Right to Buy) (3)                 $12.00
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Stock Option
(Right to Buy) (4)                 $9.375
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Stock Option
(Right to Buy) (3)                 $9.375
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 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
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Stock Option                  (5)
(Right to Buy) (2)            3/2/95    3/2/04  Common Stock   17,778                     17,778               D
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Stock Option                  (5)
(Right to Buy) (2)            2/20/97   2/20/06 Common Stock    8,889                      8,889               D
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Stock Option                  (5)
(Right to Buy) (3)            6/26/97   6/26/06 Common Stock   10,000                     10,000               D
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Stock Option                  (5)
(Right to Buy) (3)            6/27/98  6/27/07  Common Stock    2,500                      2,500               D
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Stock Option                  (5)
(Right to Buy) (4)            6/8/99   6/8/08   Common Stock   37,500                     37,500               D
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Stock Option                  (5)
(Right to Buy) (3)            6/8/99   6/8/08   Common Stock    2,500                      2,500               D
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Explanation of Responses: (1) The reporting person disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.
                          (2) Granted under the Company's 1992 Stock Option
                              Plan.
                          (3) Granted under the Company's 1996 Non-Employee
                              Director Stock Option Plan.
                          (4) Granted under the Company's 1996 Omnibus Stock
                              Plan.
                          (5) The options vest in four equal annual installments
                              beginning with the stated exercise date.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

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